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                                                                    EXHIBIT 11.1

                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE


                                                          THREE MONTHS
                                                       ENDED NOVEMBER 30,
                                                  ----------------------------
                                                     1997               1998
                                                  ----------        ----------
BASIC
Net income                                        $2,523,995        $1,766,427
Weighted average shares outstanding (basic)        6,980,086         7,153,603
                                                  ----------        ----------
Basic earnings per share                          $      .36        $      .25
                                                  ==========        ==========

DILUTED
Net income                                        $2,523,995        $1,766,427
Weighted average shares outstanding (basic)        6,980,086         7,153,603
Effect of dilutive securities                        781,157(1)        359,672(1)
                                                  ----------        ----------
Weighted average shares outstanding (diluted)      7,761,243         7,513,275
                                                  ----------        ----------
Diluted earnings per share                        $      .33        $      .24
                                                  ==========        ==========


(1) During 1997 and 1998 certain options to acquire common stock were not included in certain computations of EPS because the options exercise price was greater than the average market price of the common shares. The computation of the quarter ended November 30, 1997 excluded 15,000 options with an option price of $26.00. The computation of the quarter ended November 30, 1998 excluded 157,950 options with option prices ranging from $7.4167 to $23.75.